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Exhibit 10.8.1

REFOCUS GROUP, INC.

FIRST AMENDMENT TO WALTS EMPLOYMENT AGREEMENT

        This Amendment to that certain Employment Agreement between Refocus Group, Inc. and Terence A. Walts dated September 5, 2002 (the "Employment Agreement") is made and entered into as of May 29, 2003, by and between Refocus Group, Inc., a Delaware corporation (the "Company"), and Terence A. Walts (the "Executive") (this "Amendment").

RECITALS

The Company is conducting a variety of matters including planning for the FDA clinical trials and arrangements to fund such trials whereby the Executive's continued services are of key importance to the Company.

        NOW, THEREFORE, The Company and the Executive hereby agree to amend the Employment Agreement on the terms and conditions hereinafter set forth.

1.
PROVISIONS:

          (a)   Section 2 (a) is hereby deleted and replaced in its entirety by the following;

          "The Executive agrees to serve as President and Chief Executive Officer of the Company, with all duties and authority necessary or appropriate to carry out properly the responsibilities of such position, as instructed from time to time by the Company's Board of Directors. During the Period of Employment, the Executive will devote his full working time and use his best efforts to advance the business and welfare of the Company. During the Period of Employment, the Executive shall not engage in any other employment activities (which, subject to other restrictions contained herein, shall not include solely passive investments), or serve as a director of any other entity, for any direct or indirect remuneration without the prior written consent of the Company; provided, however, that the Executive shall be permitted to continue to serve as a director of and/or a consultant to (but not an employee of) Oncose, Inc. so long as the Executive devotes no more than immaterial amounts of his time to Oncose-related matters and such matters do not interfere with the Executive's responsibilities to the Company, including but not limited to his attendance at all "road show" and related functions."

          (b)   Section 7.1 (b) is hereby deleted and replaced in its entirety by the following;

          "In the event that Executive's employment is terminated under Section 6.1(b) or (d) hereof, the Period of Employment shall expire as of the Date of Termination and the Executive shall be entitled to monthly severance payments in the amount of Employee's current annualized salary (excluding any bonus or other compensation) as of the Date of Termination, divided by twelve (12), for a period of twelve (12) months."

          (c)   Section 7.1 (c) is hereby deleted in its entirety.

          (d)   Sections 7.1 (d) and (e) shall become Sections 7.1 (c) and (d), respectively.

          (e)   The reference in Section 7.1 (e) (ii) to "Section 7.1 (b) and (c)" shall be deemed to be a reference to Section 7.1 (b) only.

2.
MISCELLANEOUS:

          (a)   This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

          (b)   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Amendment.

          (c)   Except as expressly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

        IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.

EXECUTIVE		Refocus Group, Inc.
By:	/s/ Terence A. Walts	/s/ Mark A. Cox
	Terence A. Walts	Mark A. Cox Vice President & Chief Financial Officer

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  Exhibit 10.8.1
REFOCUS GROUP, INC. FIRST AMENDMENT TO WALTS EMPLOYMENT AGREEMENT